SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ] Confidential, For Use of
                                              the Commission Only (as
                                              permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           UNIVERSAL SEISMIC ASSOCIATES, INC.
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               (Name Of Registrant As Specified In Its Charter)

               UNIVERSAL SEISMIC ASSOCIATES, INC. STOCKHOLDERS'
                             PROTECTIVE COMMITTEE
   -------------------------------------------------------------------------
   (Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    (2)   Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     [ ]  Fee paid previously with preliminary materials:

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     [ ]  Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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
                    UNIVERSAL SEISMIC ASSOCIATES, INC.
                   STOCKHOLDERS' PROTECTIVE COMMITTEE
                         ---------------------
                      CONSENT AND PROXY STATEMENT
                            IN OPPOSITION
                       TO THE BOARD OF DIRECTORS
                        ----------------------
                 CONSENT TO REMOVE AND REPLACE DIRECTORS
                                  AND
              JANUARY 28, 1997 ANNUAL MEETING OF STOCKHOLDERS
                                   OF
                    UNIVERSAL SEISMIC ASSOCIATES, INC.
                         --------------------

To Fellow Stockholders of
Universal Seismic Associates, Inc.:

                      This Consent and Proxy Statement is being furnished by The Universal Seismic Associates, Inc. Stockholders' Protective Committee (the "Committee") to the holders of shares of common stock, par value $.0001 per share ("Common Stock"), of Universal Seismic Associates, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of consents to remove the Company's current directors and to replace them with the Committee's nominees described herein. It is also being furnished in connection with the solicitation by the Committee of proxies in respect of the Annual Meeting of Stockholders scheduled to be held by the Company on January 28, 1997, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). The Annual Meeting is to be held at the Company's principal executive offices, located at 16420 Park Ten Place, Suite 300, Houston, Texas, at 10:00 a.m., local time. At the Annual Meeting, the Company's current Board of Directors is requesting a stockholder vote to elect its slate of five directors. The Committee is proposing a slate of directors in opposition to the Board of Directors' slate.

                      This Consent and Proxy Statement, together with the enclosed GOLD consent card and the enclosed BLUE proxy card, are first being mailed or distributed to stockholders of the Company on or about December 19, 1996.

How to Vote

                      Reasons to Vote. The Committee believes that it is necessary to remove the current members of the Company's Board of Directors and replace such members with the Committee's nominees described herein in order to revitalize the Company and steer it toward a more successful future. The Committee is dissatisfied with the Company's deteriorating financial performance and certain recent actions of the Company's Board of Directors and management. In particular, the Committee believes that the recent termination of the Company's merger negotiations with SUELOPETROL c.a., a Venezuelan seismic contractor ("Suelopetrol"), was the responsibility of the Company's Board and management. In the Committee's opinion, the Company's failure to consummate the proposed merger with Suelopetrol has jeopardized the Company's
future viability.   In the event that the Company consummates a business
combination with Suelopetrol, Michael T. Kanarellis, a member of the Committee, will seek to be compensated (subject to the Company's attaining certain earnings goals) by the Company for services he has rendered in connection with such transaction. Prior to the termination of the Letter of Intent, Mr. Kanarellis had an oral understanding with the Company that, upon the consummation of the transaction with Suelopetrol, he would be entitled to reimbursement of his expenses and to receive 200,000 shares of the common stock of the combined company. In the event that Mr. Kanarellis were to receive all 200,000 shares of such common stock, the value of such shares would be $650,000 based on the closing price of the Company's Common Stock on December 18, 1996. See "Background of and Reasons for the Solicitation" and "The Committee" below.

                      Consent Solicitation. The Committee is hereby soliciting the consent of the Company's stockholders to the removal of the entire current Board of Directors of the Company and to the election of the Committee's nominees to fill the vacancies on the Board created thereby, without a meeting of stockholders (the "Consent Solicitation"). If, after reading this Consent and Proxy Statement, you want to join the Committee in seeking to revitalize the Company and to help maximize stockholder value:

                      MARK THE ENCLOSED GOLD CONSENT CARD TO INDICATE YOUR CONSENT TO THE REMOVAL OF THE CURRENT BOARD OF DIRECTORS AND TO THE REPLACEMENT OF SUCH DIRECTORS WITH THE COMMITTEE'S NOMINEES

                      SIGN THE ENCLOSED GOLD CONSENT CARD

                      DATE THE ENCLOSED GOLD CONSENT CARD

                      RETURN THE ENCLOSED GOLD CONSENT CARD IN THE ENCLOSED ENVELOPE (NO POSTAGE NECESSARY) AS SOON AS POSSIBLE

For further information concerning the Consent Solicitation, see "Consent Solicitation" and "Consent and Proxy Procedures" below.

                      Proxy Solicitation. The Committee is also hereby soliciting proxies (the "Proxy Solicitation") for use at the Annual Meeting of the Company in support of:

                      - an amendment of the Company's By-laws to set the order of business at the Annual Meeting;

                      - an amendment of the Company's By-laws to fix the size of the Board of Directors to be elected at the Annual Meeting at five; and

                      - the election of the Committee's five nominees to the Board of Directors of the Company.

                      The Committee believes that the Proxy Solicitation is necessary in the event that the Consent Solicitation is not successfully completed by the date of the Annual Meeting (January 28, 1997) in order to help ensure that its nominees are elected to replace the current Board. See "Consent Solicitation -- Need for Proxy Solicitation" below. If you want to help the Committee achieve its goals:

                      MARK THE ENCLOSED BLUE PROXY CARD TO INDICATE YOUR VOTE FOR EACH OF THE COMMITTEE'S PROPOSALS

                      SIGN THE ENCLOSED BLUE PROXY CARD

                      DATE THE ENCLOSED BLUE PROXY CARD

                      RETURN THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE (NO POSTAGE NECESSARY) AS SOON AS POSSIBLE

For further information concerning the Proxy Solicitation, see "Proxy Solicitation" and "Consent and Proxy Procedures" below.

YOUR VOTE, BY BOTH THE CONSENT AND THE PROXY CARDS, IS IMPORTANT TO US NO MATTER HOW MANY SHARES YOU OWN.

                      If you have any questions or require any assistance in connection with these solicitations, please call the Committee's solicitation agent, The Herman Group Inc. ("Herman"), toll free, at telephone no. (800) 647-2536.

Record Dates

                      Consent Solicitation. Section 213(b) of the Delaware General Corporation Law ("Delaware Law") provides that the board of directors of a Delaware corporation may set the record date for determining the stockholders entitled to consent in writing to a corporate action without a meeting. However, if no record date shall have previously been fixed by the board of directors, the record date for determining the stockholders entitled to consent in writing to a corporate action shall be the first date on which a signed written consent setting forth the action to be taken has been delivered by a proponent to the corporation.

                      The Board of Directors of the Company did not fix in advance a record date for the Consent Solicitation. Pursuant to Section 213(b) of Delaware Law, and for the purpose of setting a record date for the Consent Solicitation, the record holder of shares of Common Stock beneficially owned by Robert Kecseg, a member of the Committee, delivered an executed consent on his behalf to the Company on December 6, 1996. Accordingly, stockholders of record as of the close of business on December 6, 1996 (the "Consent Record Date") are entitled, and urged by the Committee, to express their consent to the proposed actions by marking, dating and signing the enclosed GOLD consent card and returning it to the Committee, c/o Herman, AS SOON AS POSSIBLE.

                      Proxy Solicitation. The Committee is also soliciting your proxy for use at the Annual Meeting in order to elect its nominees for director in opposition to the Company's nominees should the Committee not receive the requisite number of consents prior to the scheduled date of such Meeting (i.e., January 28, 1997). The Company has set December 13, 1996 as the record date (the "Proxy Record Date") for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting. You can grant to the Committee your proxy for use at the Annual Meeting by marking, signing and dating the enclosed BLUE proxy card and returning it to the Committee's solicitation agent, Herman. So long as you are a stockholder of record on the Proxy Record Date and have not subsequently revoked your proxy, your shares will be voted as directed by you on the BLUE proxy card (or, if no direction is indicated thereon, FOR the Committee's proposals).

                      You will be able to express your consent to the Committee's consent proposals if you are a stockholder of record on the Consent Record Date, but not on the Proxy Record Date, even if you sell your shares of Common Stock after the Consent Record Date. Similarly, if you are a stockholder of record on the Proxy Record Date, but were not on the Consent Record Date, you will have voting rights in respect of the Annual Meeting, even if you sell your shares of Common Stock after the Proxy Record Date.
Even if you are not sure as to your eligibility to execute a consent and/or to execute a proxy or vote at the Annual Meeting, we urge you to complete and return BOTH the enclosed GOLD consent card and the enclosed BLUE proxy card so that your shares will be voted if eligible.

Votes Required

                      Consent Solicitation. The actions proposed by the Committee for the consent of the stockholders can be taken as soon as duly executed consents in favor thereof are received from the holders of a majority of the shares of Common Stock outstanding on the Consent Record Date and delivered to the Company. See "Consent Solicitation--Consent Required" below. In order for the proposed actions of the Committee to be effective under Delaware Law, however, the required number of executed consents must be delivered to the Company by no later than February 4, 1997. Accordingly, please mark, sign and date the enclosed GOLD consent card and return it to the Committee c/o Herman in the enclosed envelope (or by facsimile at (214) 999-
9348) AS SOON AS POSSIBLE so that the Committee can deliver consent cards to the Company by such date.

                      The Company has announced that the Annual Meeting will be held on January 28, 1997. Should the Committee receive, prior to the Annual Meeting, duly executed, unrevoked consent cards representing at least a majority of the outstanding Common Stock in favor of its proposals to remove the current members of the Board of Directors and to replace them with the Committee's nominees, it intends immediately to deliver such written consents to the Company. Upon such delivery, the Committee's nominees shall become the directors of the Company, replacing the Company's current directors.

                      According to information provided by the Company, an aggregate of 5,229,109 shares of Common Stock were outstanding as of the close of business on the Consent Record Date.<F1>* Each share of Common Stock outstanding on the Consent Record Date is entitled to one vote on the Committee's proposals set forth in this Consent and Proxy Statement in respect of the Consent Solicitation. Abstentions will have the effect of withholding consent from such proposals. Accordingly, approval of the Committee's consent proposals would require the delivery of written consents in favor thereof by holders of at least 2,614,556 shares of Common Stock. The members of the Committee beneficially owned an aggregate of 263,000 (approximately 5%) shares of Common Stock as of the Consent Record Date, and each has caused to be executed on his behalf consents in favor of the Committee's proposals. The Company's stockholders do not have cumulative voting rights. The Company has no other class of voting securities.

                      For further information about the Committee's consent proposals, see "Consent Solicitation" below.

                 THE COMMITTEE RECOMMENDS THAT YOU INDICATE YOUR CONSENT TO ITS PROPOSALS TO REMOVE THE CURRENT MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS AND TO REPLACE THEM WITH THE COMMITTEE'S NOMINEES BY MARKING, DATING AND EXECUTING THE ENCLOSED GOLD CONSENT CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE (OR BY FACSIMILE AT (214) 999-9348) AS SOON AS POSSIBLE.

                      Proxy Solicitation. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum. Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted as present for purposes of determining whether a quorum exists. According to information provided by the Company, an aggregate of 5,229,109* shares of Common Stock were outstanding as of the close of business on the Proxy Record Date.

                      Subject to the existence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the

--------------
<F1>*  Based on the number of shares outstanding on November 7, 1996, as reported by the Company in its Form 10-QSB for the fiscal quarter ended September 30, 1996. The Committee has demanded a stockholders' list from the Company as of both the Consent Record DAte and the Proxy Record Date, which it has not yet received.

Annual Meeting will be required to elect the Committee's nominees to the Board of Directors. Approval of each of the Committee's other two proposals described herein will also require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting. Each share of Common Stock outstanding on the Proxy Record Date is entitled to one vote on each of the Committee's proposals set forth in this Consent and Proxy Statement in respect of the Proxy Solicitation. Abstentions will have the effect of votes in opposition to such proposals. Broker non-votes will be treated as unvoted for purposes of determining approval of such proposals and will not be counted as votes for or against such proposals, but will have the effect of votes in opposition to them.

                      For further information about the Committee's proposals at the Annual Meeting, see "Proxy Solicitation" below.

                 THE COMMITTEE RECOMMENDS THAT YOU INDICATE YOUR VOTE FOR ITS PROPOSALS TO AMEND THE COMPANY'S BY-LAWS TO CHANGE THE ORDER OF BUSINESS AT THE ANNUAL MEETING, TO AMEND THE COMPANY'S BY-LAWS TO FIX THE NUMBER OF DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING AT FIVE AND TO ELECT EACH OF THE COMMITTEE'S NOMINEES AS DIRECTORS OF THE COMPANY BY MARKING, DATING AND EXECUTING THE ENCLOSED BLUE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE (OR BY FACSIMILE AT (214) 999-9348) AS SOON AS POSSIBLE.

Revocation

                      Consent Solicitation. A consent executed and delivered by a stockholder may subsequently be revoked by written notice thereof delivered to: (i) the Company, at 16420 Park Ten Place, Suite 300, Houston, Texas 77084-5051, or any other address provided by the Company, or (ii) the Committee, c/o The Herman Group Inc., 2121 San Jacinto Street, 26th Floor, Dallas, Texas 75201, facsimile no. (214) 999-9348. To be effective, such notice of revocation must be delivered prior to the time that consents to the Committee's proposals executed by the holders of a majority of the outstanding shares of Common Stock have been delivered to the Company. The Committee requests that, if a consent revocation is delivered to the Company, a copy of such revocation also be delivered to the Committee, c/o Herman. A later dated BLUE proxy card will not revoke an earlier dated GOLD consent card.

                      Proxy Solicitation. Any stockholder who has granted a proxy to the Company's Board of Directors may revoke it at any time before it is exercised by voting in person at the Company's Annual Meeting, by filing with the Secretary of the Company a written notice of revocation prior to the voting of such proxy, or by submitting a later-dated proxy at any time before the vote is taken at the Annual Meeting. Accordingly, you may revoke any proxy you have previously given to the Board of Directors of the Company by signing and dating the enclosed BLUE proxy card and returning it as indicated herein. The proxy contained in the enclosed BLUE proxy card of the Committee may also be revoked in the manner described above. The Committee requests that, if a revocation of the enclosed BLUE proxy card is delivered to the Company, a copy of such revocation also be delivered to the Committee, c/o Herman. A later dated GOLD consent card will not revoke an earlier dated BLUE proxy card.

BACKGROUND OF AND REASONS FOR THE SOLICITATION

                          Background of Solicitation

                      Recent Company History. The Company was organized in 1985 as a Texas general partnership and was subsequently incorporated in Delaware in July 1988. Prior to May 1994, the Company was exclusively a seismic data acquisition company. In May 1994, the Company acquired a data processing services company and, in August 1994, it formed a subsidiary to perform global position system surveys used by the seismic industry. In January 1996, the Company formed another subsidiary, UNEXCO, Inc. ("UNEXCO"), to conduct oil and gas exploration and production activities.

                      Consistent with its prior public statements that the market for seismic services in Latin American countries is likely to be strong for the next five years, the Company has recently been reviewing the viability of a transaction between it and a seismic contracting company with a significant presence in Latin America. In May 1996, largely as a result of the preexisting relationship between TechnoFlex, Inc. ("TechnoFlex"), an international marketing services company of which Michael Kanarellis, a Committee member, is President and a principal stockholder, the Company commenced discussions with Suelopetrol concerning a proposed business combination intended to afford the Company access to the expanding Venezuelan market. On behalf of and as agent for the Company, Mr. Kanarellis has attended and participated in over 50 meetings with senior management of Suelopetrol, both in the United States and in Venezuela, and, additionally, has participated in numerous telephone conversations concerning the proposed transaction. At such meetings and during such conversations, Mr. Kanarellis and such representatives of Suelopetrol extensively discussed the financial condition, operations and prospects of Suelopetrol and the terms of the proposed transaction.

                      Established in 1984, Suelopetrol is one of the most experienced seismic contractors in Venezuela. Suelopetrol is the only Venezuelan-owned seismic contractor operating in Venezuela. Suelopetrol's principal clients are affiliates of Venezuela's national oil company, Petroleos de Venezuela S.A. As publicly noted by the Company, the recent opening of the Venezuelan oil industry to the private sector, after more than 20 years of government ownership, has created attractive business opportunities for Suelopetrol.

                      On August 1, 1996, the Company entered into a letter of intent with Suelopetrol providing for a merger of the two companies (the "Letter of Intent"). The Letter of Intent provided for the Company to issue approximately 4.8 million shares of its Common Stock, and to pay up to $16 million, $4 million of which was to be contingent upon future earnings, to Suelopetrol's stockholders. Following the proposed merger, Suelopetrol would have become a wholly-owned subsidiary of the Company. The terms of the Letter of Intent provided that, following the merger, Henrique Rodriguez-Guillen, President of Suelopetrol, would have overall responsibility for the seismic activities of the combined company, its core business. The Letter of Intent expired by its terms on September 1, 1996. Following a meeting of the Company's Board of Directors on October 24, 1996, the Company publicly announced that, although the Letter of Intent had expired, the Company was continuing negotiations with Suelopetrol. The Company stated that the proposed transaction remained subject to the completion of due diligence and the resolution of certain business issues. However, on November 13, 1996, shortly following the filing of a Schedule 13D by the Committee members (discussed below), the Company publicly announced that it and Suelopetrol had terminated negotiations because the two companies "could not resolve various material business and due diligence issues."

                      Filing of Schedule 13D. On November 12, 1996, Michael Kanarellis and Robert Kecseg filed a Schedule 13D (the "Schedule 13D") with the Securities and Exchange Commission. In the Schedule 13D, Messrs. Kanarellis and Kecseg, beneficial owners in the aggregate of then approximately 5.2% of the Company's Common Stock, stated that they had formed a group for the purpose of reviewing potential responses to the Company's deteriorating financial performance and the decline of the trading price of the Common Stock (the "Group"). They additionally stated that they were dissatisfied with recent actions of the Company's current Board of Directors and management, in particular, the termination of the Letter of Intent with Suelopetrol.

                      Formation of the Committee. Because they believe that the policies of the current Board of Directors were and are not directed towards maximizing stockholder value (see "--Reasons for Solicitation" below), Messrs. Kanarellis and Kecseg decided to form the Committee and solicit the written consent of the Company's stockholders to remove all of the members of the current Board of Directors and to replace such directors with the nominees of the Committee. See "The Nominees" below. As part of their strategy to help ensure that their nominees were elected, they also decided to conduct the Proxy Solicitation. See "Consent Solicitation -- Need for Proxy Solicitation" below.

                           Reasons for Solicitation

                      As discussed below, in reaction to the troubled history of the Company, and because they believe that recent actions of the current Board of Directors have seriously jeopardized the future viability of the Company, the Committee has decided to conduct the Consent Solicitation and the Proxy Solicitation.<F2>*

                      I. The Company has performed poorly over the last several years. The following facts plainly demonstrate the poor financial performance of the Company--facts for which the current Board must take ultimate responsibility.

                      The Company has incurred net losses in three out of its last four fiscal years, including a net loss of $(0.19) per share for the fiscal year ended June 30, 1996. For the four fiscal year period ended on June 30, 1996, the Company incurred aggregate net losses of over $(7.6 million), or $ (.68) per share (assuming 5,229,109 shares outstanding as of December 13, 1996)<F1>**. As of the fiscal year ended June 30, 1996, the Company had an accumulated deficit of over $(5.6 million). For its most

____________
<F2>*  Three of the five current directors of the Company, two of whom are members of the Company's senior management, have served since 1994, one of whom has served since 1993 and one of whom has served since 1992. As directors of the Company, they must take a substantial degree of the responsibility for the poor performance of the Company during such period.

<F1>** See footnote on page 6 hereof.

recent completed quarter, the fiscal quarter ended September 30, 1996, the Company would have incurred a net loss of approximately $(450,000), or ($0.09 per share), except for an approximately $560,000 gain upon a one-time asset sale by UNEXCO. Significantly, the gross operating margins of the Company's core business, seismic data acquisition services, have been steadily decreasing, as evidenced by the following table:

                Fiscal Period:            Gross Operating Margin:

                Year ended
                June 30, 1994                 27%

                Year ended
                June 30, 1995                 25%

                Year ended
                June 30, 1996                 18%

                Quarter ended
                September 28, 1996            14%


These declines in gross operating margins have occurred despite some increase in Company revenue and have been a principal cause of the Company's net losses.

                      The above operational difficulties have, of course, adversely affected the Company's financial condition and are reflected on its recent balance sheets. The consolidated balance sheet of the Company as of September 30, 1996 shows a negative working capital of over $(4 million), cash and cash equivalents of only approximately $875,000 (or less than 3% of the Company's total assets) and total long and short-term indebtedness of over $11.2 million. The Company's total indebtedness represented an amount equal to over 97% of its total stockholders' equity as of such date. In addition, the Company announced in December 1996 that UNEXCO had executed a commitment letter providing for a $3 million credit facility to be used to finance UNEXCO'S exploration and production activities, which will result in additional Company indebtedness. Based on the Company's Form 10-QSB for the quarter ended September 30, 1996 (the "Form 10-QSB"), the Company appears to be in breach of financial covenants under certain of its existing loan agreements. Furthermore, the Company's September 30, 1996 balance sheet reflects an increase in accounts payable of over $2.3 million (or approximately 40%) to over $7.8 million, and a decrease in trade accounts receivable of over $2.5 million (or approximately 30%), from June 30, 1996.
In the Form 10-QSB, the Company states that the foregoing accounts payable balance increase was attributable to "the slow collection of accounts receivable" and noted that, in addition to the decrease in its trade accounts receivable balances, the level of such receivables over 90 days past due was "materially higher than the Company typically experiences."

                      In the Form 10-QSB, the Company states that it intends to fund its future working capital requirements, in large part, through cash flow from UNEXCO and under an accounts receivable credit facility it has established with a financial institution. However, to date, the Company has derived nominal (if any) operating revenue from UNEXCO and, as indicated above, its accounts receivable balance has recently substantially decreased and its receivables have aged. Finally, the Company has never paid a dividend on its Common Stock and, according to its Form 10-KSB for the fiscal year ended June 30, 1996 (the "Form 10-KSB"), does not anticipate paying any dividends for "the foreseeable future."

                      II. The Company's current Board of Directors mismanaged the proposed business combination with Suelopetrol, resulting in the loss of an opportunity to improve the Company's financial condition and expand its operations.

                      Throughout 1995 and 1996, the Company has been seeking to develop international business in the Middle East and South America. In September 1994, the Company engaged TechnoFlex, of which Mr. Kanarellis is the President and a principal stockholder, to assist it in certain of its international marketing efforts. In May 1996, as a result of its relationship with TechnoFlex, the Company began discussions with Suelopetrol to combine forces in order to obtain significant market share of the emerging Venezuelan seismic acquisition and processing market and to position the Company to participate in marginal field development in Venezuela. As a result of their discussions, Suelopetrol and the Company decided that a business combination was in their best interests, culminating in the execution of the Letter of Intent on or about August 1, 1996. In publicly announcing the execution of the Letter of Intent, Michael J. Pawelek, President of the Company, described several important benefits of the proposed combination, enthusiastically stating that:

                Suelopetrol is a superb fit to our company's
                short range and long range strategic plan.
                It will allow Universal access to a growing
                and profitable market which is driven by long
                range contracts. . . .Universal and
                Suelopetrol utilize the same acquisition equipment, which will allow us to mobilize equipment to Venezuela immediately to support the significant backlog of work to be undertaken by Suelopetrol. I believe that this relationship will make Universal Seismic a significantly stronger company with a combined backlog for the year of approximately $100 million and position us to take advantage of major opportunities on both the seismic and energy sides of our business.

                      In apparent recognition, in part, of the Company's deteriorating financial condition, particularly the declining gross operating margins of its core business, the Company determined that a business combination with Suelopetrol was in its best interests. Specifically, the Company recognized that the significant backlog of Suelopetrol and the ability of the Company and Suelopetrol to share equipment in the emerging Venezuelan seismic acquisition market would provide an opportunity for the Company to improve its profitability. Following the execution of the Letter of Intent, the Company commenced certain due diligence activities in respect of Suelopetrol's operations and financial condition. In connection therewith, the Company engaged Raymond James & Associates, Inc. ("Raymond James"), an investment banking firm, to evaluate and issue an opinion as to the fairness of the proposed transaction. In addition, Suelopetrol engaged Coopers & Lybrand to audit Suelopetrol's financial statements for the fiscal year ended June 30, 1996 on a United States generally accepted accounting principles basis and discussed the results of such audit with Company management.

                      While the Company conducted some due diligence review of Suelopetrol, it failed to complete such activities prior to the expiration of the Letter of Intent on September 1, 1996. On October 29, 1996, the Company publicly announced through a press release that, although the Letter of Intent had expired, "the Company remains committed to pursue a transaction with Suelopetrol. . . subject to completion of due diligence and resolution of material terms and definitive documents." The Committee believes that the Company, notwithstanding its contrary indications, did not satisfactorily complete the due diligence review of Suelopetrol. On November 13, 1996, only slightly more than two weeks following its October 29 announcement, the Company issued another press release stating that it had terminated negotiations with Suelopetrol. The Company stated that it terminated negotiations with Suelopetrol because the two companies "could not resolve various material business and due diligence issues."

                      On behalf of and as agent for the Company, Mr. Kanarellis, through TechnoFlex, had many discussions with representatives of both the Company and Suelopetrol and was actively involved in both the negotiation and due diligence processes. In this connection, Mr. Kanarellis attended and participated in over 50 meetings with senior management of Suelopetrol, both in the United States and in Venezuela, and, additionally, participated in numerous telephone conversations concerning the proposed transaction. At such meetings and during such conversations, Mr. Kanarellis and such representatives of Suelopetrol extensively discussed the financial condition, operations and prospects of Suelopetrol and the terms and conditions of the proposed transaction. Also, Mr. Kanarellis met with representatives of Raymond James and discussed with them the results of their due diligence review of Suelopetrol. He also met with representatives of the Venezuelan office of Coopers & Lybrand and discussed with them the results of their audit of Suelopetrol's financial statements for the fiscal year ended June 30, 1996. In addition, Mr. Kanarellis discussed with senior management of Suelopetrol financial projections which they prepared for the fiscal year 1997, and reviewed, among other things, certain of Suelopetrol's contracts and reports of Suelopetrol's operating crews.

                      Based on Mr. Kanarellis's involvement as discussed above and the Committee Members' knowledge, the Committee members believe that the Company did not fully commit itself to, or satisfactorily complete, its due diligence review of Suelopetrol. For example, they believe that the Company did not have any substantive discussions with representatives of Suelopetrol concerning the proposed combination, or send any Company representatives to Venezuela to further review the operations of Suelopetrol, during the approximately two-week period following the Company's October 29, 1996 press release discussed above. Furthermore, the Committee members believe that Raymond James discontinued its work in connection with the fairness opinion to be rendered by it in respect of the proposed business combination.

                      During the due diligence review process, Mr. Kanarellis made a presentation in respect of the proposed transaction to the Board of Directors of the Company. After such presentation, the Company's Chief Executive Officer demanded that in connection with the proposed combination he and the Company's Chief Financial Officer each receive five-year employment agreements, a condition that was not reflected in the Letter of Intent. At the time of the termination of the Letter of Intent, it is believed that Suelopetrol would have agreed to three-year employment agreements. The Committee members believe that the failure of the Company to complete the due diligence process, a process which began in June 1996, and to obtain a fairness opinion resulted in the wasteful expenditure of significant Company funds (approximately $300,000) and time, and appear to have resulted, in large part, from disagreement as to who would exercise control over the combined company.

                      Based on their review of the operations, financial condition and prospects of Suelopetrol, the Committee members believe that a business combination with Suelopetrol would be beneficial to the Company. There are many factors which persuasively indicate that a combination with Suelopetrol would be in the long-term interests of the Company and its stockholders. In particular, Suelopetrol appears to have a strong presence in the expanding Venezuelan seismic acquisition and processing market; its current backlog significantly exceeds that of the Company; much of its seismic acquisition activities appear to be more efficient than those of the Company, resulting in better gross operating margins; and the audit of its 1996 fiscal year financial statements revealed that it had significant net income, in contrast to the Company's net loss in fiscal year 1996.

                      In addition, as the Company had itself previously stated, a combination with Suelopetrol would be an attractive strategic fit for the Company. It would enable the combined company to diversify geographically and, in particular, to take advantage of the emerging Venezuelan market. As noted by the Company, the two companies utilize the same seismic acquisition equipment which, when combined with the sizable backlog of the combined company, could likely lead to improved operating efficiencies and, in turn, enhanced profitability. Furthermore, it is believed that Suelopetrol performs certain surveying and drilling functions internally for projects in Venezuela and could be helpful in causing the Company to develop such functions internally, thereby increasing efficiency and decreasing costs. In sum, the Committee believes that there are several attractive features of Suelopetrol's operations and that a combination with Suelopetrol would be a particularly favorable strategic fit for the Company.

                      Following its announcement that it had terminated negotiations with Suelopetrol, the Company disclosed that it was continuing its efforts to pursue Latin American and other international opportunities for its seismic data acquisition, seismic data processing and oil exploration business areas. Thus, after the expenditure of substantial time and resources, the Company is ostensibly recommencing a search for a suitable acquisition candidate after rejecting a candidate which the Committee believes was particularly attractive. In the Form 10-KSB, the Company stated that it is committed to hiring the necessary personnel and raising the funds required to expand its seismic data processing and oil exploration businesses, which have not historically generated substantial revenues for the Company and in which the Company has relatively limited experience. While the Committee agrees that expanding into the Latin American market would be in the best interests of the Company, it believes that a combination with Suelopetrol represents a particularly attractive opportunity for the Company to effect such expansion.

                      As discussed above, the Committee believes that a combination with Suelopetrol would improve the profitability of the Company's seismic acquisition business, its core business area. Also, while the Company desires to develop further its seismic data processing and oil exploration businesses, the Company has conceded that it requires additional funds for such development. In fact, in December 1996, the Company announced that UNEXCO had executed a commitment letter providing for a $3 million credit facility to be used to finance its exploration and production activities. In the press release announcing such credit facility, the Company stated that such facility would assist UNEXCO in participating as a working interest owner in "promising" oil and gas exploration "prospects". In the opinion of the Committee, it is imprudent for the Company at this time to incur additional indebtedness to participate in oil and gas drilling projects which are not presently generating revenue and which have no clear assurance of generating future revenue for the Company. The Committee believes that a business combination with Suelopetrol, an operating company with substantial revenue, would strengthen the Company's core business while, at the same time, generating the funds necessary for the expansion of its emerging businesses.

                      In light of the Company's announced strategy of expanding its operations internationally, the Committee believes that the Company would have been well served by attempting to consummate a transaction with Suelopetrol, a transaction it believes would have been demonstrably beneficial to the Company. Apparently, the marketplace agrees, as evidenced by the trading price of the Company's Common Stock at as high as $8.875 per share following the announcement of the execution of the Letter of Intent, up from $5.75 on July 31, 1996, the day prior to such announcement. From the date of the announcement that the Company had terminated negotiations with Suelopetrol on November 13, 1996 through the date hereof, the Common Stock has traded between $3.125 and $4.375.

                      III. The Committee's relationship with Suelopetrol will enable it to attempt to recommence negotiations between the Company and Suelopetrol regarding a business combination.

                      Michael Kanarellis, a member of the Committee and President and a principal stockholder of TechnoFlex, was actively involved in the negotiation of the proposed transaction between the Company and Suelopetrol and has a constructive working relationship with Suelopetrol. Following the Company's termination of negotiations with Suelopetrol, Mr. Kanarellis has had several discussions with representatives of Suelopetrol. Mr. Kanarellis conducted such discussions in his individual capacity and not on behalf of the Company or its present management. During their discussions, Mr. Kanarellis reviewed with Suelopetrol's representatives the possibility of effecting a transaction if the Committee succeeded in replacing the Company's current Board of Directors and management as sought by this Consent and Proxy Solicitation. Mr. Kanarellis is hopeful that, in the event that the Company's current Board and management were replaced, Suelopetrol would consider pursuing a transaction with the Company. There can be no assurance that Suelopetrol would actively pursue negotiations with the new Company management or that a transaction could be consummated on mutually agreeable terms.

                      In the event that this Consent and Proxy Statement is successful, the Committee will recommend that the reconstituted Board and management of the Company seek to effect a transaction with Suelopetrol. However, if such Board and management are unable to consummate a transaction with Suelopetrol on terms favorable to the Company, the Committee will recommend that they seek to effect a transaction with another company with a significant presence in Latin America on terms that are in the best interests of the Company's stockholders. The Committee believes that its contacts in Latin America would enable it to identify potential alternative candidates for acquisition by the Company which could improve the Company's financial condition and future prospects. In any event, the Committee believes that even if the Company were unable to consummate a transaction with Suelopetrol or any other entity, the poor performance of the Company's current Board and management, and particularly its management of the Suelopetrol transaction, as discussed above, indicates that they should be replaced.


THE COMMITTEE

                      The Committee consists of Michael T. Kanarellis and Robert J. Kecseg, who beneficially own an aggregate of 263,000 shares of Common Stock, representing approximately 5% percent of the outstanding shares of Common Stock.

                      Mr. Kanarellis is President and a principal stockholder of TechnoFlex, an international marketing services company. Through TechnoFlex, Mr. Kanarellis was actively involved in the introduction of the Company to Suelopetrol, and was closely involved in facilitating the negotiation of the proposed merger transaction. While Mr. Kanarellis has no formal understanding with either the Company or Suelopetrol as to compensation for such services, he expects that in the event of the ultimate consummation of the merger he would be compensated by one or both of the Company and Suelopetrol. Prior to the termination of the Letter of Intent, Mr. Kanarellis had an oral understanding with the Company that, upon the consummation of the transaction with Suelopetrol, he would be entitled to reimbursement of his expenses and to receive 200,000 shares of the common stock of the combined company. If the Company consummates a transaction with Suelopetrol, Mr. Kanarellis will seek the reimbursement of expenses he has incurred in connection with the transaction (presently approximately $60,000) and will request that the combined company issue to him 200,000 shares of its common stock, which will vest upon the combined company's attainment of certain earnings goals. However, there is presently no agreement in effect with respect to any compensation, and the actual terms thereof would have to be mutually agreed upon between Mr. Kanarellis and the combined company.

                      Mr. Kecseg's occupation is Supervisory Analyst at First Research Financial, Inc., a company that provides financial analysis services. In such capacity, Mr. Kecseg provides financial and investment advice to various stockholders of the Company, who are brokerage clients of his and beneficially own an aggregate of approximately 9% of the outstanding shares of Common Stock. Mr. Kecseg believes, although there can be no such assurance, that all or substantially all of such stockholders will vote in favor of the Committee's proposals pursuant to the Consent Solicitation and the Proxy Solicitation, but he has not contacted or solicited any of such clients with respect thereto other than certain general discussions in the performance of his services and in accordance with applicable proxy rules.

                      In the event that the Committee succeeds in replacing the current directors of the Company and the reconstituted Board consummates a transaction with Suelopetrol, Messrs. Kanarellis and Kecseg believe that the value of their respective stockholdings of the Company may appreciate. In addition, if the transaction with Suelopetrol is consummated, Mr. Kanarellis may, as a condition to such transaction or otherwise, serve as a member of the Company's senior management, and as such be entitled to compensation therefor.

                      The Committee intends to solicit consents and proxies directly from certain Company stockholders after the distribution of this Consent and Proxy Statement and to coordinate its solicitation efforts with those of Herman. Other than as discussed herein, neither the Committee nor its members will earn any profits, commissions or other fees from the Company or otherwise in the event that its proposals to remove the current directors of the Company and replace them with the Committee's nominees are approved. TechnoFlex has provided international marketing services to the Company since September 1994. From December 1995 through February 1996, The Offshore Group, Inc. ("Offshore"), an independent oil and gas operator of which Mr. Kanarellis is Vice President and a principal stockholder, was an equal partner with the Company and, after its formation, UNEXCO, in a seismic shooting project in Texas. Offshore and UNEXCO sold their interests in such project to a third
party on March 1, 1996, although each maintained a 9% holding therein.   In
1994, Offshore engaged the Company to provide it with seismic acquisition services. In exchange for such services, Offshore paid approximately $300,000 to the Company. Except as previously discussed herein, neither (i) Mr. Kanarellis or Mr. Kecseg nor (ii) any other participant in the solicitation of this Consent and Proxy Statement or any associate thereof was or is a party to any transaction or series of similar transactions since July 1, 1995, or any currently proposed transaction or series of similar transactions, to which the Company or any subsidiary thereof was or is to be a party in which the amount involved exceeded $60,000.

                      Additional information with respect to each of the members of the Committee is set forth on Appendix A hereto.


                             CONSENT SOLICITATION

              Proposals: (A) The Removal of the Existing Board of Directors of the Company and (B) The Election
                          of the Committee's Nominees

                      For the reasons stated above in "Background of and Reasons for the Solicitation" and in order to effect a change in the management of the Company at the earliest practicable time, the Committee is proposing that the entire Board of Directors of the Company, currently consisting of Michael J. Pawelek, Ronald L. England, Calvin G. Cobb, Stephen
F. Oakes and Gary J. Milavec, be removed from office and replaced by the Committee's nominees. Pursuant to Section 228(a) of Delaware Law, any action which may be taken at a meeting of stockholders may be taken without a meeting by written consent. The Committee is hereby soliciting your written consent to the immediate removal of the entire Board of Directors of the Company, including any persons elected or appointed to the Board in order to fill any vacancies created by resignations, incapacity or other reasons or by newly created positions on the Board, and to the replacement of such existing directors with the Committee's nominees, Michael T. Kanarellis, Robert J. Kecseg, Pedro L. Garmendia, Gordon M. Greve and Donald B. Caldwell. Messrs. Kanarellis and Kecseg are members of the Committee. For information about the Committee's nominees, see "The Nominees" below.

                      Consent Required.  Section 141(k) of Delaware Law (and
Section 3.3 of the Company's By-Laws) provides that the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Pursuant to Section 223(a) of Delaware Law, the stockholders of a Delaware corporation all of whose directors have been removed may fill the vacancies created thereby with replacement directors. Section 2.7 of the Company's By-laws provides that the affirmative vote of the holders of a majority of the Company's voting stock present at a meeting is required for the election of directors. Section 228(a) of Delaware Law provides that any action which may be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting if written consents are signed by holders of outstanding stock having not less than the minimum number of votes that would be required to take such action at a meeting at which all shares entitled to vote thereupon were present and voted. Accordingly, the written consent of the holders of a majority of the shares of the Company's Common Stock outstanding on the Consent Record Date is required to approve the Committee's proposal to remove all of the current members of the Company's Board of Directors and its proposal to replace such members with the Committee's nominees.

                      Section 228(c) of Delaware Law provides that no written consent will be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the corporation, written consents duly executed by holders of a number of shares sufficient to approve such action are delivered to the corporation. On behalf of Robert Kecseg, a member of the Committee, the record holder of shares of Common Stock beneficially owned by him delivered the first consent solicited hereby, dated December 6, 1996, to the Company on such date. Accordingly, in order for the Committee's proposals to remove the current Board members and replace them with its nominees to be effective, written consents signed by holders of a majority of the outstanding shares of Common Stock must be received by the Committee and delivered to the Company by no later than February 4, 1997.

                      Expectations After Removal and Replacement. RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III and RIMCO Partners, L.P. IV, each a Delaware limited partnership (collectively, "RIMCO"), are, in the aggregate, significant stockholders and creditors of the Company. See "Principal Stockholders" below. Pursuant to that certain Stock Ownership and Registration Rights Agreement, dated as of January 19, 1996, as amended on May 28, 1996, between the Company, UNEXCO and RIMCO, the Company is obligated to use its best efforts to elect or cause to be elected to the Board of Directors two members designated by RIMCO, so long as RIMCO has certain debt outstanding or owns at least 2.5% of the Company's outstanding Common Stock. Pursuant to such Agreement, Stephen F. Oakes and Gary J. Milavec are currently the designees of RIMCO as directors of the Company. If the Consent Solicitation is successful and the Committee's nominees replace the current members of the Company's Board of Directors, the reconstituted Board will review its legal obligations with respect to RIMCO's right to designate two directors. The Committee presently expects that, if its proposals to replace the current Board members were approved through either the Consent Solicitation or the Proxy Solicitation, the reconstituted Board would shortly thereafter increase the size of the Board to seven members and appoint two designees of RIMCO to fill the vacancies created thereby, which designees, if so desired by RIMCO, would be Messrs. Oakes and Milavec.

                      If, pursuant to the Consent Solicitation, the current directors were replaced by the Committee's nominees, the Committee believes that the reconstituted Board would have the right under Delaware Law to adjourn and reschedule the Annual Meeting and it will recommend to such Board that the Annual Meeting be adjourned and rescheduled to a date no later than July 1997. At such rescheduled Meeting, the Company's stockholders would have an opportunity to vote upon the reconstituted Board's slate of directors, including any of the Committee's nominees named herein who may then be on such slate.

                      In addition, in the event that the Consent Solicitation is successful, the Committee will recommend that the reconstituted Board immediately terminate the present senior management of the Company, particularly Mr. Pawelek, the Company's President and Chief Executive Officer, and Ronald L. England, the Company's Chief Financial Officer and Treasurer. Both Messrs. Pawelek and England are currently directors of the Company. The Committee will recommend that the reconstituted Board conduct a search for qualified individuals to serve as the interim and/or permanent Chief Executive Officer and Chief Financial Officer of the Company.

                      The Committee will also recommend to the reconstituted Board that, following the termination of the Company's present senior management, the Company attempt to recommence negotiations with Suelopetrol concerning the proposed business combination. See "Background of and Reasons for the Solicitation" above. If the reconstituted Board and the new Company management were able to reach an agreement with Suelopetrol concerning a proposed business combination, such proposal would thereafter be submitted to the Company's stockholders for their consideration and approval.

                      THE COMMITTEE RECOMMENDS THAT YOU CONSENT TO ITS PROPOSALS TO REMOVE THE ENTIRE CURRENT BOARD OF DIRECTORS OF THE COMPANY AND TO ELECT THE COMMITTEE'S NOMINEES TO THE BOARD AS REPLACEMENT DIRECTORS. ANY EXECUTED CONSENT RECEIVED BY THE COMMITTEE AS TO WHICH NO DIRECTION HAS BEEN GIVEN OR AS TO WHICH A DIRECTION IS GIVEN WITH RESPECT TO ONLY ONE OF THE PROPOSALS WILL BE DEEMED TO BE A CONSENT TO EACH PROPOSAL FOR WHICH A CONTRARY DIRECTION HAS NOT BEEN GIVEN.

                      Need for Proxy Solicitation. The Committee is conducting the Proxy Solicitation at the same time as the Consent Solicitation because there can be no assurance that it will obtain the necessary consents to replace any or all of the current directors of the Company prior to the date of the Annual Meeting (if at all). However, because the Committee believes that it is important to replace the current Board as soon as practicable, it is conducting the Consent Solicitation with the hope and intention that it can replace the current Board well before the holding of the Annual Meeting. If the Committee does not obtain the necessary consents to replace the current directors pursuant to the Consent Solicitation prior to the date of the Annual Meeting, it will continue to solicit consents through and after such date (but no later than February 4, 1997) unless its nominees shall be elected at the Annual Meeting. If the nominees of the current Board of Directors are elected at the Annual Meeting, the Committee will continue to solicit consents to effect the removal of the current Board's nominees, and, if it obtains the necessary consents prior to February 4, 1997, such nominees would be removed and replaced as of the date it obtains such necessary consents.

                      The Committee will also recommend the termination of the Company's present senior management and the recommencement of negotiations with Suelopetrol if it replaces the current Board members pursuant to the Proxy Solicitation.


                              PROXY SOLICITATION

PROPOSAL 1:  AMENDMENT OF BY-LAWS TO CHANGE THE ORDER OF
BUSINESS AT THE ANNUAL MEETING

                      Section 2.10 of the By-laws of the Company presently provides that the Chairman of the Board, the President or such other person who is elected to be chairman of a meeting of the Company's stockholders may determine the order of business at such meeting and that, unless otherwise determined, the order will be as set forth in said Section 2.10. To prevent the Chairman from setting the order of business at the Annual Meeting such that the Committee's proposal to fix the number of directors of the Company to be elected at the Annual Meeting at five (see Proposal 2 below) would not be voted on prior to the election of directors, the Committee is proposing that
Section 2.10 of the By-laws be amended to read as follows:

                      "SECTION 2.10. Conduct of Meetings. The meetings of the stockholders shall be presided over by a chairman of the meeting, who shall be the Chairman of the Board, or if he is not present, by the President, or if neither the Chairman of the Board nor the President is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if he is not present, an Assistant Secretary shall so act, and if neither the Secretary nor an Assistant Secretary is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order, except that, at the Company's 1997 Annual Meeting of Stockholders, items (a) through (f) below shall be the order of business, and the first order of business immediately after item (f) below shall be the proposal to amend Section 3.2 of the Company's By-laws. In all other cases, unless the chairman of the meeting of stockholders shall otherwise determine, the order of business shall be as follows:

                           (a)  Calling of meeting to order.

                           (b) Election of a chairman and the appointment of a secretary, if necessary.

                           (c) Presentation of proof of the due calling of the meeting.

                           (d) Presentation and examination of proxies and determination of a quorum.

                           (e) Reading and settlement of the minutes of the previous meeting.

                           (f)  Reports of officers and committees.

                           (g)  The election of directors if an annual
                      meeting, or a meeting called for that purpose.

                           (h)  Unfinished business.

                           (i)  New business.

                           (j)  Adjournment."

                      The Committee believes that changing the order of business at the Annual Meeting so that its proposal to fix the number of directors to be elected thereat at five would be voted on immediately prior to the election of directors will operate to prevent the possibility of a "short slate" of nominees by the Committee caused by the Company, following the distribution of this Consent and Proxy Statement, increasing the number of directors to more than five (the present number of sitting directors). A "short slate" occurs when the number of nominees is less than the number of directors to be elected at a meeting. In such an event, the shares of Common Stock represented by proxies granted to the Committee could be voted for only the Committee's five nominees. Accordingly, shares represented by proxies granted to the Committee would not be eligible to participate in the election of any additional directors. As a result, even if all of the Committee's nominees were elected, persons not nominated by the Committee could serve as directors of the Company if properly elected at the Annual Meeting. To avoid the problems associated with a "short slate," including resulting stockholder confusion, the Committee is proposing that Section 2.10 of the Company's By-laws be amended to change the order of business at the Annual Meeting so that the Committee's proposal to amend the Company's By-laws regarding the number of directors will be acted upon by the stockholders immediately prior to the election of directors.

Vote Required

                      In accordance with Sections 109 and 216 of Delaware Law and Section 2.7 of the Company's By-laws, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting is required in order to approve this proposal to amend the Company's By-laws.

                      THE COMMITTEE RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S BY-LAWS TO CHANGE THE ORDER OF BUSINESS AT THE ANNUAL MEETING. THE COMMITTEE MEMBERS WILL VOTE ALL SHARES OWNED BY THEM, AND VOTE ALL SHARES REPRESENTED BY PROXIES GRANTED TO THEM AND AS TO WHICH A CONTRARY DIRECTION HAS NOT BEEN MADE, FOR SUCH PROPOSAL.


                 PROPOSAL 2:  AMENDMENT OF BY-LAWS TO FIX THE NUMBER
                              OF DIRECTORS OF THE COMPANY AT FIVE

                      Section 3.2 of the Company's By-laws presently provides that the number of directors constituting the whole Board shall be determined by resolution of the Board of Directors. The Company's Certificate of Incorporation is silent on this matter. To the Committee's knowledge, the number of Company directors currently serving is five. To ensure that the Committee's nominees constitute the entire Board in the event that they are elected at the Annual Meeting, the Committee is proposing to amend Section 3.2 of the By-laws to read as follows:

                 "SECTION 3.2. Number, Election and Term. The number of directors which shall constitute the whole Board shall be five (5), provided, that following the Corporation's 1997 Annual Meeting of Stockholders, the number shall be such as from time to time may be fixed and determined by resolution of the Board of Directors, and shall be set forth in the notice of any meeting of stockholders held for the purpose of electing directors (provided that no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the Board of Directors, and further provided that the number of directors shall never be less than one (1)). If the Board of Directors makes no such determination, the number of directors shall be the number set forth in the Certificate of Incorporation. Each director shall hold office for the term for which he is elected, and until his successor shall have been elected and qualified or until his earlier death, resignation or removal. The directors shall be elected at the annual meeting of stockholders, except as provided in
Section 3.3 of these By-laws. Unless otherwise provided in the Certificate of Incorporation, directors need not be residents of Delaware or stockholders of the Corporation."

                      As described under Proposal 1 above, the Committee is proposing to amend the Company's By-laws to change the order of business at the Annual Meeting so that its proposal to fix the number of directors at five (equal to the number of the Committee's nominees) will be voted on immediately prior to the election of directors. If the Committee's proposal to fix the number of directors were approved by the Company's stockholders prior to the election of directors, and if all of the Committee's nominees were elected as directors of the Company at the Annual Meeting, then the Board of Directors of the Company would be comprised solely of the Committee's nominees.

                      In the event that the number of directors to be elected to the Company's Board of Directors were greater than five, the shares of Common Stock represented by proxies granted to the Committee could be voted for only the Committee's five nominees. As described under Proposal 1 above, shares represented by proxies granted to the Committee would not be eligible to participate in the election of the additional directors. Therefore, in order to address any possible "short slating" by the Company's current Board and to help ensure that the Committee's nominees, if elected, will constitute the entire Board of Directors of the Company, the Committee is proposing that the By-laws be amended to fix the number of directors at five for purposes of election at the Annual Meeting. Thereafter, the number of Company directors shall be as determined by the Board of Directors.

Vote Required

                      In accordance with Sections 109 and 216 of Delaware Law and Section 2.7 of the Company's By-laws, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting is required in order to approve this proposal to amend the Company's By-laws.

                      THE COMMITTEE RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE BY-LAWS TO FIX THE NUMBER OF DIRECTORS OF THE COMPANY AT FIVE. THE COMMITTEE MEMBERS WILL VOTE ALL SHARES OWNED BY THEM, AND VOTE ALL SHARES REPRESENTED BY PROXIES GRANTED TO THEM AND AS TO WHICH A CONTRARY DIRECTION HAS NOT BEEN MADE, FOR SUCH PROPOSAL.


                      PROPOSAL 3:  ELECTION OF DIRECTORS

                      As described under Proposals 1 and 2 above, the Committee is proposing to amend the Company's By-laws to change the order of business at the Annual Meeting so that the stockholders vote on the Committee's proposal to fix the number of directors of the Company at five immediately prior to the election of directors. If such proposals are approved (or even if not, if the Company's Board size otherwise remains at five), five directors of the Company will be elected at the Annual Meeting to serve until the next annual meeting of stockholders, or until their successors are elected and qualified.

                      For the reasons set forth above under "Background of and Reasons for the Solicitation," the Committee is proposing a slate of five candidates for election by the stockholders to the Board of Directors of the Company in opposition to the incumbent Board. The slate, comprised of Messrs. Michael T. Kanarellis, Robert J. Kecseg, Pedro L. Garmendia, Gordon M. Greve and Donald B. Caldwell, represents, in the Committee's view, a group of successful persons who have the knowledge, expertise and varied experience to better serve the interests of the Company's stockholders. For information about the Committee's nominees, see "The Nominees" below.

Vote Required

                      In accordance with Section 216 of Delaware Law and
Section 2.7 of the Company's By-laws, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meting is required in order to elect each of the Committee's nominees for director.

                      If the Committee succeeds through the Consent Solicitation in removing the current Board members and replacing them with its nominees, it does not intend to make the proposals to amend the Company's By-laws set forth in Proposals 1 and 2 above.

                      THE COMMITTEE RECOMMENDS THAT YOU VOTE FOR EACH OF ITS FIVE NOMINEES FOR DIRECTOR NAMED IN THIS CONSENT AND PROXY STATEMENT. THE COMMITTEE MEMBERS WILL VOTE ALL SHARES OWNED BY THEM FOR EACH OF THEIR NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY PROXIES GRANTED TO THE COMMITTEE MEMBERS WILL BE VOTED FOR THE ELECTION TO THE COMPANY'S BOARD OF DIRECTORS OF THE FIVE NOMINEES DESCRIBED HEREIN, UNLESS THE STOCKHOLDER SIGNING SUCH PROXY SPECIFICALLY WITHHOLDS AUTHORITY TO VOTE FOR ONE OR MORE OF SUCH NOMINEES IN THE MANNER DESCRIBED ON THE ENCLOSED BLUE PROXY CARD.


                                 THE NOMINEES

                      The Committee's nominees for election to the Board of Directors of the Company are Michael T. Kanarellis, Robert J. Kecseg, Pedro L. Garmendia, Gordon M. Greve and Donald B. Caldwell. As previously noted, each of Mr. Kanarellis and Mr. Kecseg is a member of the Committee. Each of such five individuals has consented to serve as a director of the Company if elected pursuant to the Consent Solicitation or the Proxy Solicitation and to be named herein. The Committee does not expect that any of the nominees will be hereafter unable or unwilling to stand for election, but, in such event, the shares represented by the enclosed GOLD consent card and the enclosed BLUE proxy card will be voted for a substitute candidate or candidates selected by the Committee members, who are the persons named as proxies on the proxy card, in their discretion. If, for any reason, the number of directors to be elected at the Annual Meeting of the Company is less than five, the Committee will designate which of its five nominees shall be its candidates for election as directors, and the persons named as proxies on the enclosed BLUE proxy card will have the discretionary authority to vote all proxies granted to them FOR such nominees. The directors so elected would hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. See "Consent Solicitation--Expectations After Removal and Replacement" above.

                      The following sets forth the name, age (as of December 2, 1996) and certain biographical information of each of the Committee's nominees:

                 Name                               Age
                 ----                               ---

                 Michael T. Kanarellis              43

                 Robert J. Kecseg                   44

                 Pedro L. Garmendia                 47

                 Gordon M. Greve                    61

                 Donald B. Caldwell                 66




Michael T. Kanarellis has been the President of TechnoFlex, the Vice President of Offshore since 1992 and the Manager of Offshore Gas Partners since 1993.
He has also been the Treasurer of Ayeyarwady Resources, a British Virgin Islands company through which TechnoFlex is engaged in an oil and gas project in Myanmar, since November 1996. From 1990 to 1992 Mr. Kanarellis was the Senior Vice President of Wellstream Corporation, a flexible pipe manufacturing company, and from 1975 to 1991 he was employed by McDermott International, Inc., an international marine oil and gas contractor. Mr. Kanarellis has a B.S. in Civil Engineering Technology from the University of Houston.

Robert J. Kecseg has been a Registered Principal--Supervisory Analyst at First Research Financial, Inc. since 1995. From 1984 to 1995, he served as a Registered Principal--Supervisory Analyst at Southwest Securities, Inc. and, from 1981 to 1984, he served as a Registered Principal at Eppler, Guerin & Turner, Inc. Mr. Kecseg has a B.A. in Aeronautical Engineering from Arizona State University and an M.B.A. from Georgia College.

Pedro L. Garmendia has been President of Seguros Nuevo Mundo, S.A., a Venezuelan financing company, since June 1995. From January 1987 through June 1995, Mr. Garmendia was Vice President of Projects Consultants, S.A., a Venezuelan project management company involved in projects relating to the government of Venezuela as well as oil and gas projects. Mr. Garmendia has a Commercial Administration Degree from the University of Central Venezuela and studied Operational and Management Science at Warwich University.

Gordon M. Greve has been an independent consultant since August 1994. From 1963 through August 1994, he was employed by Amoco Corporation and certain subsidiaries thereof, serving as Acting Vice President--Exploration Technology and Services from February 1994 to August 1994 and Manager--Exploitation from 1991 through January 1994. Dr. Greve was the President of the Society of Exploration Geophysicists from November 1995 to November 1996. He is currently a director of Mitcham Industries, a company engaged in the sale and rental of seismic equipment. Dr. Greve has a B.S. in Electrical Engineering, and an M.S. and a Ph.D. in Geophysics from Stanford University.

Donald B. Caldwell has been a consultant, since 1982, to Callon Petroleum, an oil company which he formed in 1959 and of which he served as an officer from 1959 through 1982. Also since 1982, Mr. Caldwell has been President and a principal stockholder of Longwood Resources, Inc., a company that holds interests in oil and gas properties. Mr. Caldwell is a graduate of the School of Geology at Louisiana State University.

                      Except as set forth in this Consent and Proxy Statement, none of the Committee's nominees holds or has held any position or office with the Company, serves or has served as a director of the Company or has any other interest in respect of the Consent Solicitation or in any matter to be acted on at the Annual Meeting.

                      The Company has an Audit Committee to review internal controls and recommend to the Board the engagement of the Company's independent certified public accountants, review with such accountants the results of their examinations of the financial statements and determine the independence of such accountants. The Company also has a Compensation Committee to set compensation policy for all employees, and a Stock Option Committee to award stock options under the Company's 1994 Employee Stock Option Plan. The Company does not have a nominating committee to consider the election of the Committee's nominees as directors.

                      Except as previously set forth in this Consent and Proxy Statement, none of the Committee's nominees has any arrangement or understanding pursuant to which he is to be elected as a director of the Company. In addition, except as previously set forth herein, none of such individuals has been indebted to the Company, at any time since July 1, 1995, in an amount in excess of $60,000 or, except as previously set forth herein, is or has had, at any time since July 1, 1995, an interest in any transaction or series of transactions to which the Company is or will be a party which exceeds $128,000 in amount, 5% of the Company's gross revenues for its fiscal year ended June 30, 1996.

Compensation of Directors

                      The Company pays each director who is not an officer or employee of the Company a $5,000 annual fee and an attendance fee of $500 for each meeting of the Board of Directors or any committee thereof that such director actually attends. In addition, the Company reimburses directors for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees. Directors' compensation may be changed at any time by the Board of Directors, subject to applicable fiduciary duties.

                      The Company has, prior to the adoption of the Directors' Plan (as defined below), issued options to purchase shares of Common Stock to non-employee directors. The Company also issues options to each non-employee director under the Company's 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). In accordance with the Directors' Plan, adopted by the Board of Directors in June 1995, each non-employee director of the Company on November 21, 1995, the date of the approval of the Directors' Plan by the Company's stockholders, was granted an option to purchase 10,000 shares of Common Stock. In addition, any non-employee director thereafter elected at any annual meeting of stockholders during the term of the Directors' Plan will automatically receive an option to purchase 10,000 shares of Common Stock under the Directors' Plan. The Directors' Plan will automatically terminate effective on the date of the Annual Meeting of Stockholders for the year 2000. If elected, all nominees of the Committee who remain non-employees of the Company would be eligible to participate in the Directors' Plan.

                      The Company's Board of Directors has authorized the reservation of 150,000 shares of Common Stock of the Company for issuance in accordance with the provisions of the Directors' Plan. Options to be granted under the Directors' Plan are exercisable at a price equal to 125% of the last sales price of the Company's Common Stock, as reported on the Nasdaq National Market, on the date of the annual meeting of stockholders on which such options shall have been granted.

                      All options granted under the Directors' Plan will be fully exercisable upon the earlier to occur of November 15 or the date of the annual meeting of stockholders in the year following the date of grant (such earlier date being hereinafter referred to as the "Vesting Date"), provided that at such date the optionee has served as a director of the Company at all times from the date of grant up to the date preceding the Vesting Date. Thereafter, options are fully exercisable for five years following the Vesting Date, except that if for any reason a director ceases to be a director on or prior to the date four years from the Vesting Date, any unexercised portion of an option will expire on the first anniversary of the date that such director ceased to be a director. Options granted under the Directors' Plan become exercisable in full automatically upon any change in control of the Company, as defined in the Plan, including (but not limited to) an acquisition by any person of 40% or more of the voting power of the stock of the Company, a change in the majority of the members of the Board at a meeting of the stockholders of the Company, or a merger in which the stockholders of the Company own less than 50% of the ownership in the surviving entity. The Committee's proposals described herein to replace the entire Board of Directors with its slate of nominees will apparently constitute a change of control under the terms of the Directors' Plan and thereby cause options to purchase 10,000 shares of Common Stock granted thereunder to Calvin G. Cobb, currently a director, to vest fully. Options granted under the Directors' Plan are not transferable, except by will, or by the laws of descent and distribution.


                            PRINCIPAL STOCKHOLDERS

                      The following table sets forth, as of the close of business on November 7, 1996 (the latest date as of which the Company has publicly disclosed the number of shares of Common Stock outstanding), the beneficial ownership of Common Stock by (i) each of the Committee's nominees to replace the Company's Board of Directors, (ii) each person or group known by the Committee to be the beneficial owner of more than 5% of the Common Stock, (iii) each of the current members of the Board of Directors of the Company, (iv) the Chief Executive Officer of the Company and (v) all current directors and executive officers of the Company as a group. Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or to direct the disposition of such security. In general, a person is also deemed to be a beneficial owner of any securities which such person has the right to acquire (including through options and warrants) within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

Beneficial Owner                          Shares        Percentage (%)
and Address                            Beneficially     Beneficially
                                          Owned            Owned
-----------------                      ------------     --------------

RIMCO Associates, Inc.(1)              1,384,612(2)         24.41%
Rick E. Trapp(3)                       1,180,700(4)         22.13%
Michael J. Pawelek(3)                  1,172,000(5)         21.97%
Ronald L. England(3)                   1,172,000(6)         21.97%
Kentex Holdings, Inc.(7)               1,170,000(8)         21.93%
The Group(9)                             263,000             5.03%
Michael T. Kanarellis(10)                215,900             4.13%
Robert J. Kecseg(11)                      47,100(12)            *
Calvin G. Cobb(3)                         35,000(13)            *
Stephen F. Oakes(3)                            0(14)            *
Gary J. Milavec(3)                             0(14)            *
Pedro Garmendia                                0(15)            *
Gordon M. Greve                                0(15)            *
Donald B. Caldwell                             0(15)            *
Directors and executive                1,324,000(14)(16)    24.17%
officers as a group
(five persons)


*  Less than one (1%) percent of the outstanding shares of Common Stock.

(1) The business address of such entity, for purposes hereof, is 600 Travis Street, Suite 6875, Houston, Texas 77002.

(2) Represents (i) 50,823 shares held of record, and 233,300 shares subject to warrants exercisable within 60 days, by RIMCO Partners, L.P., (ii) 488,488 shares held of record, and 89,516 shares subject to warrants exercisable within 60 days, by RIMCO Partners, L.P. II, (iii) 61,510 shares held of record, and 6,600 shares subject to warrants exercisable within 60 days, by RIMCO Partners, L.P. III and (iv) 340,141 shares held of record, and 114,234 shares subject to warrants exercisable within 60 days, by RIMCO Partners, L.P.
IV. RIMCO Associates, Inc. is the sole general partner of Resource Investors Management Company Limited Partnership, which is the sole general partner of RIMCO Partners, L.P. and RIMCO Partners, L.P. II, III and IV. Therefore, RIMCO Associates, Inc. and Resource Investors Management Company Limited Partnership may be deemed to beneficially own all of the Common Stock owned by RIMCO Partners, L.P. and RIMCO Partners, L.P. II, III and IV.

(3) The business address of such person, for purposes hereof, is c/o Universal Seismic Associates, Inc., 16420 Park Ten Place, Suite 300, Houston, Texas 77084-5051.

(4) Represents 10,700 shares owned beneficially and of record by Mr. Trapp and 1,170,000 shares owned beneficially by Kentex Holdings, Inc. ("Kentex"). The principal asset of Kentex consists of all the outstanding capital stock of Sierra Management, Inc. (see footnote 8 below). Mr. Trapp owns 40% of Kentex's outstanding voting securities and is the Chairman of the Board of Kentex and may therefore be deemed to beneficially own all of the Common Stock owned by Kentex.

(5) Represents 2,000 shares owned beneficially and of record by Mr. Pawelek and 1,170,000 shares owned beneficially by Kentex. Mr. Pawelek owns 40% of Kentex's outstanding voting securities and is a director and President and Chief Executive Officer of Kentex and may therefore be deemed to beneficially own all of the Common Stock owned by Kentex.

(6) Represents 2,000 shares owned beneficially and of record by Mr. England and 1,170,000 shares owned beneficially by Kentex. Mr. England owns 20% of Kentex's outstanding voting securities and is a director and an officer of Kentex and may therefore be deemed to beneficially own all of the Common Stock owned by Kentex.

(7)  The address of such entity is 3926 Brynmawr, Richmond, Texas  77469.

(8) Represents 1,065,000 shares owned beneficially and of record by Sierra Management, Inc., a Texas corporation ("Sierra"), and 105,000 shares subject to warrants exercisable within 60 days, 100,000 of which are exercisable at $3.75 per share and 5,000 of which are exercisable at $2.50 per share. Between November 1987 and January 1992, Mr. Pawelek was an officer and a director of a subsidiary of Sierra that conducted oil and gas operations.

(9) See Schedule 13D filed with the Commission by the Group on November 12, 1996. The business address of such entity, for purposes hereof, is c/o TechnoFlex, Inc., 10000 Memorial, Suite 250, Houston, Texas 77024.

(10) Mr. Kanarellis is a member of the Committee. His business address is c/o TechnoFlex, Inc., 10000 Memorial, Suite 250, Houston, Texas 77024.

(11) Mr. Kecseg is a member of the Committee. His business address is c/o First Research Financial, Inc., 6210 Beltline Road, Suite 155, Irving, Texas 75063.

(12) Includes 9,800 shares with respect to which Mr. Kecseg shares beneficial ownership.

(13) Represents 10,000 shares subject to options exercisable within 60 days granted to Mr. Cobb pursuant to the Company's 1992 Stock Incentive Plan, 10,000 shares subject to options exercisable within 60 days granted to Mr. Cobb pursuant to the Company's Directors' Plan and 15,000 shares subject to other options exercisable within 60 days granted to Mr. Cobb. Does not include shares subject to options which would be granted to Mr. Cobb under the Directors' Plan in the event that he is elected to the Board of Directors at the Annual Meeting.

(14)  Excludes 1,384,612 shares beneficially owned by RIMCO
Associates, Inc. (see footnote 2 above), with respect to which Messrs. Oakes and Milavec have disclaimed beneficial ownership. Messrs. Oakes and Milavec are the current designees of RIMCO to the Company's Board of Directors. Does not include shares subject to options which would be granted to each of Mr. Oakes and Mr. Milavec under the Directors' Plan in the event that he is elected to the Board of Directors at the Annual Meeting.

(15) Does not include shares subject to options which would be granted to such person under the Directors' Plan in the event that he is elected to the Board of Directors pursuant to the Consent Solicitation or the Proxy Solicitation. The business address of such person, for purposes hereof, is c/o TechnoFlex, Inc., 10000 Memorial, Suite 250, Houston, Texas 77024.

(16) Includes 145,000 shares subject to options exercisable within 60 days granted to various directors and executive officers, and 1,170,000 shares owned beneficially by Kentex. Messrs. Pawelek and England collectively own 60% of the outstanding voting securities of Kentex and may therefore be deemed to beneficially own all of the Common Stock owned by Kentex.

                      Certain of the information contained in the above table, as well as the information contained in the section herein entitled "The Nominees--Compensation of Directors," has been taken from or is based upon documents and records on file with the Commission, including Schedule 13Ds and amendments thereto (other than the Schedule 13D filed by the Group), the Form 10-KSB and the Company's Proxy Statement for the Annual Meeting. Neither the Committee nor either member thereof has or takes any responsibility for the accuracy or completeness of the information contained in such documents and records.

Change in Control

                      Except as otherwise described herein, neither of the members of the Committee knows of any arrangement, the operation of which may at a subsequent date result in a change of control of the Company, or of any change of control that has occurred since July 1, 1995.

                         CONSENT AND PROXY PROCEDURES

                      NO MATTER HOW MANY SHARES OF COMMON STOCK YOU OWN, WE URGE YOU TO HELP REPLACE THE CURRENT BOARD OF DIRECTORS OF THE COMPANY BY FOLLOWING THE INSTRUCTIONS BELOW FOR BOTH THE CONSENT SOLICITATION AND THE PROXY SOLICITATION:

                 1.   Consent Solicitation.

                 PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED GOLD CONSENT CARD AND RETURN IT IN THE ENCLOSED ENVELOPE (NO POSTAGE NECESSARY) OR BY FACSIMILE AT (214) 999-9348 TO THE COMMITTEE C/O THE HERMAN GROUP INC. AS SOON AS POSSIBLE

                      You may consent to, withhold consent from or abstain from voting on the Committee's proposal to remove all of the current members of the Company's Board of Directors by marking the appropriate box on the enclosed GOLD consent card. You may also withhold your consent from the removal of one or more of the Company's current directors individually by writing the name(s) of such director(s) in the space provided on the GOLD consent card. If no marking at all is made or a marking is made with respect to only one of the proposals for which the Committee is seeking your consent, you will be deemed to have CONSENTED TO each proposal for which a contrary indication has not been marked.

                      THE COMMITTEE RECOMMENDS THAT YOU CONSENT TO THE REMOVAL OF ALL OF THE CURRENT MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS.

                      You may consent to the election of the Committee's slate of nominees for director, withhold consent to the election of such nominees or abstain from voting thereon by marking the appropriate box on the enclosed GOLD consent card. You may also withhold your consent to the election of one or more of the Committee's nominees individually by writing the name(s) of such nominee(s) in the space provided on the GOLD consent card. If no marking at all is made or a marking is made with respect to only one of the proposals for which the Committee is seeking your consent, you will be deemed to have CONSENTED TO each proposal for which a contrary indication has not been marked.


                      THE COMMITTEE RECOMMENDS THAT YOU CONSENT TO THE ELECTION OF EACH OF THE COMMITTEE'S NOMINEES AS DIRECTORS OF THE COMPANY.

                      2.   Proxy Solicitation.

                 PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE (NO POSTAGE NECESSARY) OR BY FACSIMILE AT (214) 999-9348 TO THE COMMITTEE C/O THE HERMAN GROUP INC. AS SOON AS POSSIBLE

                      You may vote for, against or abstain from voting on the Committee's proposal to amend the Company's By-laws to change the order of business at the Annual Meeting by marking the appropriate box on the enclosed BLUE proxy card. If no marking is made, you will be deemed to have voted FOR the amendment of the By-laws to change the order of business at the Annual Meeting.

                      THE COMMITTEE RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE COMPANY'S BY-LAWS TO CHANGE THE ORDER OF BUSINESS AT THE ANNUAL MEETING.

                      You may vote for, against or abstain from voting on the Committee's proposal to amend the Company's By-laws to fix the number of directors to be elected at the Annual Meeting at five by marking the appropriate box on the enclosed BLUE proxy card. If no marking is made, you will be deemed to have voted FOR the amendment of the By-laws to fix the number of directors to be elected at the Annual Meeting at five.

                      THE COMMITTEE RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE COMPANY'S BY-LAWS TO FIX THE NUMBER OF DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING AT FIVE.

                      You may vote for, against or withhold your vote on the election of the Committee's slate of nominees for director by marking the appropriate box on the enclosed BLUE proxy card. You may also withhold your vote from the election of one or more of the Committee's nominees individually be writing the name(s) of such nominee(s) in the space provided on the BLUE proxy card. If no marking is made, you will be deemed to have voted FOR the election of all of the Committee's nominees.

                      THE COMMITTEE RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE COMMITTEE'S NOMINEES FOR DIRECTORS OF THE COMPANY.

                      IF YOU HAVE ALREADY SIGNED THE PROXY CARD FOR THE ANNUAL MEETING SENT TO YOU BY THE BOARD OF DIRECTORS OF THE COMPANY, YOU CAN REVOKE SUCH PROXY BY SIGNING AND DATING THE ENCLOSED BLUE PROXY CARD AND RETURNING THE CARD TO THE COMMITTEE C/O THE HERMAN GROUP INC., FACSIMILE NO. (214) 999-9348, AS SOON AS POSSIBLE. ONLY THE LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

                            SOLICITATION; EXPENSES

                      The accompanying consent and proxy in the forms enclosed herewith are being solicited by and on behalf of the Committee. The solicitation of consents and proxies will be made principally by mail and, in addition, may be made by the members of the Committee personally, or by telephone or telegraph, without compensation. The Committee has also retained Herman to assist it in the solicitation of consents and proxies in connection herewith. The Committee has agreed to pay Herman a management service fee of $5,000 and customary mailing, tabulation and related fees in connection with both solicitations and to reimburse it for its expenses. The Committee has also agreed to indemnify Herman against certain liabilities and expenses in connection with its engagement, including certain liabilities under the Federal securities laws. Approximately eight employees of Herman will solicit stockholders on behalf of the Committee. Brokers, nominees and fiduciaries will be reimbursed by the Committee for their out-of-pocket and clerical expenses in transmitting consents, proxies and related materials to beneficial owners. The entire cost of soliciting consents and proxies in connection herewith, estimated by the Committee to be approximately $150,000 (excluding the costs of potential litigation), will be borne by the members of the Committee in a manner to be determined by them. The total expenditures to date in connection herewith have been approximately $95,000. The Committee may seek reimbursement from the Company for all or some of its expenses and, in such event, does not intend to seek stockholder approval for such reimbursement at a subsequent meeting unless such approval is required under Delaware Law.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

                      Any proposal which is intended to be presented by any stockholder for action at the Company's 1998 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company, at 16420 Park Ten Place, Suite 300, Houston, Texas 77084-5051, not later than June 22, 1997 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 Annual Meeting of Stockholders. In the event that another meeting of stockholders is held prior to the 1998 Annual Meeting of Stockholders, including the rescheduled 1997 meeting if this Consent and Proxy Solicitation is successful and the reconstituted Board adjourns the Annual Meeting, reasonable prior notice thereof will be provided to the Company's stockholders.

                                 OTHER MATTERS

                      Reference is hereby made to the Company's Proxy Statement for the Annual Meeting for additional information concerning the Company's current management and directors.

                      YOUR VOTE IS IMPORTANT. PLEASE INDICATE YOUR SUPPORT FOR EACH OF THE COMMITTEE'S PROPOSALS DESIGNED TO REPLACE THE CURRENT BOARD OF DIRECTORS OF THE COMPANY BY COMPLETING, SIGNING AND DATING THE ENCLOSED GOLD CONSENT CARD AND THE ENCLOSED BLUE PROXY CARD AND RETURNING THEM IN THE DESIGNATED ENCLOSED ENVELOPE(S) (NO POSTAGE NECESSARY) OR BY FACSIMILE AT (214) 999-9348 AS SOON AS POSSIBLE.

                      If you have any questions, or require any additional information, concerning this Consent and Proxy Statement or the Annual Meeting, please contact The Herman Group Inc., 2121 San Jacinto Street, 26th Floor, Dallas, Texas 75201, or call, toll free, telephone no. (800) 647-2536. If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it may vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account as soon as possible and instruct that person to indicate a vote FOR each of the Committee's proposals and promptly to mark, sign, date and return BOTH the enclosed GOLD consent card and the enclosed BLUE proxy card to Herman.

                                       The Universal Seismic
                                       Associates, Inc. Stockholders'
                                       Protective Committee.

December 19, 1996

                                  APPENDIX A

                      UNIVERSAL SEISMIC ASSOCIATES, INC.
                      STOCKHOLDERS' PROTECTIVE COMMITTEE


1.   Name of Member:     Michael T. Kanarellis

     Business Address:   c/o TechnoFlex, Inc.
                         10000 Memorial, Suite 250
                         Houston, Texas  77024

     Present Occupation: President of TechnoFlex, Inc., an
                         international marketing services
                         company.

     Shares of Common Stock Beneficially Owned:  215,900

     Shares of Common Stock Owned of Record:   0

     Shares of Common Stock Purchased and Sold Within the
     Past Two Years:

     Date              Purchased or Sold       No. of Shares

     February 28, 1995     Purchased               5,000
     March 1, 1995         Purchased               5,000
     June 19, 1995         Purchased               4,000
     June 20, 1995         Purchased               6,000
     December 5, 1995      Purchased              15,000
     December 15, 1995     Purchased              10,000
     April 9, 1996         Purchased               5,000
     June 25, 1996         Purchased               6,400
     June 27, 1996         Purchased              26,000
     June 28, 1996         Purchased              12,500
     July 1, 1996          Purchased              10,000
     July 8, 1996          Purchased               2,000
     July 9, 1996          Purchased              14,000
     July 11, 1996         Purchased              10,000
     July 12, 1996         Purchased              10,000
     July 15, 1996         Purchased              15,000
     July 16, 1996         Purchased               4,000
     July 17, 1996         Purchased               6,000
     August 1, 1996        Purchased               8,000
     October 18, 1996      Sold                    8,000

2.   Name of Member:     Robert J. Kecseg

     Business Address:   c/o First Research Financial, Inc.
                         6210 Beltline Road, Suite 155
                         Irving, Texas  75063

     Present Occupation: Supervisory Analyst at First
                         Research Financial, Inc., a company
                         that provides financial analysis
                         services.

     Shares of Common Stock Beneficially Owned:  47,100

     Shares of Common Stock Owned of Record:  0

     Shares of Common Stock Purchased and Sold Within the
     Past Two Years:

     Date              Purchased or Sold       No. of Shares

     December 15, 1994     Purchased               1,000
     January 18, 1995      Sold                   10,000
     January 20, 1995      Sold                   10,000
     March 28, 1995        Purchased               7,000
     April 7, 1995         Purchased               5,000
     May 3, 1995           Purchased               1,700
     May 8, 1995           Purchased               3,600
     May 19, 1995          Purchased               3,000
     May 24, 1995          Purchased               3,000
     June 1, 1995          Purchased               7,000
     June 6, 1995          Purchased               5,000
     September 7, 1995     Sold                    5,000
     December 29, 1995     Purchased               2,100
     May 15, 1996          Purchased               2,000
     May 28, 1996          Purchased               3,000
     June 5, 1996          Sold                      400
     June 6, 1996          Sold                    2,300
     June 10, 1996         Sold                      200
     June 12, 1996         Sold                    1,300
     September 4, 1996     Purchased                 500
     September 20, 1996    Sold                    3,500
     October 18, 1996      Purchased               1,000
     October 30, 1996      Purchased              12,100
     October 30, 1996      Sold                   10,000
     November 11, 1996     Purchased               1,000

          Except as set forth in this Consent and Proxy Statement, no participant in the Consent Solicitation or Proxy Solicitation has any substantial interest in any matter to be acted on in connection with the Consent Solicitation or at the Annual Meeting. With the exception of George Stapleton, an officer of TechnoFlex who beneficially owns 18,000 shares of the Company's Common Stock, no associate of the participants in such solicitation beneficially owns any securities of the Company and no participant owns any securities of any subsidiary of the Company. Robert Kecseg purchased 13,000 of the shares of Common Stock beneficially owned by him on margin. As of December 5, 1996, the aggregate margin debt with respect to such shares is approximately $25,000. None of the shares of Common Stock owned by Michael Kanarellis were purchased with borrowed funds.

          Mr. Kanarellis, in his capacity as President of TechnoFlex, was actively involved in the introduction of the Company to Suelopetrol, and was closely involved in facilitating the negotiation of the proposed merger. Mr. Kecseg provides financial advisory services to various stockholders of the Company. See "The Committee" above. Except as previously indicated in this Consent and Proxy Statement, no participant or associate of any participant in the Consent Solicitation or the Proxy Solicitation has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or its affiliates will or may be a party, nor is any such person a party adverse to the Company in any legal proceeding, and none of such persons has a material interest adverse to the Company in any such proceeding.

                           [GOLD]

             WRITTEN CONSENT BY STOCKHOLDERS OF
             UNIVERSAL SEISMIC ASSOCIATES, INC.
          TO ACTION WITHOUT A MEETING SOLICITED BY
           THE UNIVERSAL SEISMIC ASSOCIATES, INC.
             STOCKHOLDERS' PROTECTIVE COMMITTEE


     The undersigned, a stockholder of record of Universal Seismic Associates, Inc., a Delaware corporation (the "Company"), on December 6, 1996 (the "Consent Record Date"), hereby consents, pursuant to Section 228(a) of the Delaware General Corporation Law, with respect to all shares of common stock, par value $.0001 per share ("Common Stock"), of the Company held by the undersigned to the taking of each of the following actions without a meeting:

     THE UNIVERSAL SEISMIC ASSOCIATES, INC. STOCKHOLDERS' PROTECTIVE COMMITTEE (THE "COMMITTEE") RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY CONSENT TO EACH OF THE FOLLOWING PROPOSALS. APPROVAL OF EACH OF THE PROPOSALS REQUIRES THE CONSENT OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK OUTSTANDING ON THE CONSENT RECORD DATE.

     PLEASE MARK AND SIGN AND DATE THIS CONSENT CARD ON THE
REVERSE SIDE BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE.

(A)  REMOVAL OF THE ENTIRE EXISTING BOARD OF DIRECTORS
OF THE COMPANY.

     RESOLVED, that the following directors of the Company, and any other person(s) elected or appointed to the Company's Board of Directors to fill any vacancy or newly created directorship, are hereby removed from such directorships:

          Michael J. Pawelek
          Ronald L. England
          Calvin G. Cobb
          Stephen F. Oakes
          Gary J. Milavec


   /___/ CONSENTS      /__/ CONSENT WITHHELD   /__/ ABSTAINS


INSTRUCTION:

     To consent, abstain or withhold consent to the removal of all the above-named directors, and to any other person(s) who is a director of the Company at the time the action taken by this written consent shall become effective, check the appropriate box above. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE ABOVE-NAMED DIRECTORS, BUT NOT ALL OF THEM, CHECK THE "CONSENTS" BOX ABOVE AND WRITE THE NAME OF EACH SUCH DIRECTOR YOU DO NOT WISH TO BE REMOVED IN THE FOLLOWING SPACE:


--------------------------------------------------------



     IF NO BOX IS MARKED ABOVE WITH RESPECT TO THIS
PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO "CONSENT" TO
SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE
DEEMED TO CONSENT TO THE REMOVAL OF ANY DIRECTOR WHOSE NAME
IS WRITTEN IN THE SPACE PROVIDED ABOVE.

(B)  ELECTION OF NEW DIRECTORS TO THE BOARD.

     RESOLVED, that the following persons are hereby elected as directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified:

          Michael T. Kanarellis
          Robert J. Kecseg
          Pedro L. Garmendia
          Gordon M. Greve
          Donald B. Caldwell

    /__/CONSENTS      /__/ CONSENT WITHHELD  /__/ ABSTAINS

INSTRUCTION:

     To consent, abstain or withhold consent to the election of all the above-named persons, check the appropriate box above. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE "CONSENTS" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH TO BE ELECTED IN THE FOLLOWING SPACE:


---------------------------------------------------------

     IF NO BOX IS MARKED ABOVE WITH RESPECT TO THIS
PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO "CONSENT" TO
SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE
DEEMED TO CONSENT TO THE ELECTION OF ANY PERSON WHOSE NAME
IS WRITTEN IN THE SPACE PROVIDED ABOVE.

An executed BLUE proxy card distributed by the Committee will not revoke an executed GOLD consent card.

               Please sign exactly as name appears on stock certificate(s) or on label affixed hereto. When shares are registered in more than one name, all such persons should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, partner, etc., sign in official capacity, giving full title as such. If a corporation, please sign in the full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

               Dated:  ________________________, 199_


               ______________________________________
               (Signature)


               ______________________________________
               (Print Name)


               ______________________________________
                    (Signature, if held jointly)


               ______________________________________
               (Title or authority (if applicable))

               IN ORDER FOR YOUR CONSENT TO BE VALID, IT
               MUST BE DATED.  PLEASE COMPLETE, SIGN AND
               DATE YOUR CONSENT AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO EXECUTE A CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING A CONSENT.

                           [BLUE]

             UNIVERSAL SEISMIC ASSOCIATES, INC.
                            PROXY
              THIS PROXY IS BEING SOLICITED BY
           THE UNIVERSAL SEISMIC ASSOCIATES, INC.
      STOCKHOLDERS' PROTECTIVE COMMITTEE  IN OPPOSITION
                TO THE BOARD OF DIRECTORS OF
             UNIVERSAL SEISMIC ASSOCIATES, INC.

     The undersigned, a stockholder of record of Universal Seismic Associates, Inc., a Delaware corporation (the "Company"), on December 13, 1996, hereby appoints Michael T. Kanarellis and Robert J. Kecseg as proxies of the undersigned, with full power of substitution, to vote, as specified herein, all shares of common stock, par value $.0001 per share ("Common Stock"), of the Company held by the undersigned at the Company's Annual Meeting of Stockholders (the "Annual Meeting") scheduled to be held on January 28, 1997, and any adjournment(s) or postponement(s) thereof.

     THE UNIVERSAL SEISMIC ASSOCIATES, INC. STOCKHOLDERS' PROTECTIVE COMMITTEE (THE "COMMITTEE") RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" EACH OF THE FOLLOWING PROPOSALS. APPROVAL OF EACH OF THE PROPOSALS REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK PRESENT, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING.

     PLEASE MARK AND SIGN AND DATE THIS PROXY CARD ON THE
REVERSE SIDE BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE.

1.  PROPOSAL TO AMEND THE COMPANY'S BY-LAWS TO CHANGE THE
ORDER OF BUSINESS AT THE ANNUAL MEETING.

     /__/ FOR         /__/ AGAINST         /__/ ABSTAIN


2.  PROPOSAL TO AMEND THE COMPANY'S BY-LAWS TO FIX THE
NUMBER OF DIRECTORS OF THE COMPANY AT FIVE.


     /__/ FOR         /__/ AGAINST         /__/ ABSTAIN


3.  PROPOSAL TO ELECT THE FOLLOWING PERSONS TO THE COMPANY'S
BOARD OF DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF
STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND
QUALIFIED.

          Michael T. Kanarellis
          Robert J. Kecseg
          Pedro L. Garmendia
          Gordon M. Greve
          Donald B. Caldwell


     /__/ FOR         /__/ WITHHELD        /__/ ABSTAIN


INSTRUCTION:

     To withhold your vote to the election of all the above-named persons, check the appropriate box above. IF
YOU WISH TO VOTE FOR THE ELECTION AS DIRECTOR OF CERTAIN OF
THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE
"FOR" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU
DO NOT WISH TO VOTE FOR IN THE FOLLOWING SPACE:


------------------------------------------------------------



     IF NO BOX IS MARKED ABOVE WITH RESPECT TO ANY
PARTICULAR PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO VOTE
"FOR" SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE
DEEMED TO VOTE FOR THE ELECTION OF ANY PERSON WHOSE NAME IS
WRITTEN IN THE SPACE PROVIDED ABOVE.

An executed GOLD consent card distributed by the Committee will not revoke an executed BLUE proxy card.

                      Please sign exactly as name appears
                      on stock certificate(s) or on label
                      affixed hereto.  When shares are
                      registered in more than one name, all
                      such persons should sign.  When
                      signing as attorney, executor,
                      administrator, trustee, guardian,
                      corporate officer, partner, etc.,
                      sign in official capacity, giving
                      full title as such.  If a
                      corporation, please sign in the full
                      corporate name by president or other
                      authorized officer.  If a
                      partnership, please sign in the
                      partnership name by authorized
                      person.

                      Dated:  ________________________,199_


                      _____________________________________
                      (Signature)

                      ____________________________________
                      (Print Name)

                      ____________________________________
                      (Signature, if held jointly)

                      ____________________________________
                      (Title or authority (if applicable))

                      IN ORDER FOR YOUR PROXY TO BE VALID,
                      IT MUST BE DATED.  PLEASE COMPLETE,
                      SIGN AND DATE YOUR PROXY AND MAIL IT
                      PROMPTLY IN THE ENCLOSED POSTAGE-PAID
                      ENVELOPE.